Exhibit 10.6
SUBLEASE
This instrument is a Sublease (the “Sublease”) dated as of October 31, 2022 (the “Execution Date”) between FINCH THERAPEUTICS, INC., a Delaware corporation (“Sublessor”), and BLUEBIRD BIO, INC., a Delaware corporation (“Sublessee”).
    The parties to this instrument hereby agree with each other as follows:
ARTICLE 1
SUMMARY OF BASIC SUBLEASE PROVISIONS
1.1    BASIC DATA
ALL CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PRIME LEASE (hereinafter defined) UNLESS OTHERWISE DEFINED HEREIN.
Sublessor:                    Finch Therapeutics, Inc., a Delaware corporation
Mailing Address
of Sublessor:                    200 Inner Belt Road, Suite 400
                        Somerville, MA 02143
                        Attn: Chief Legal Officer
Sublessee:                    BlueBird Bio, Inc.
Present Mailing Address
of Sublessee:                    455 Grand Union Blvd.
                        Somerville, MA 02145
                        Attn: Tom Provencher
Mailing Address
of Sublessee as of the
Commencement Date:                100 Hood Park Drive
                        Charlestown, MA 02143
                        Attn: Tom Provencher
Commencement Date:    The later of (i) the date upon which Sublessor delivers the Premises to Sublessee in the Delivery Condition (as defined below) and (ii) the date that Prime Lessor has delivered its written consent to this Sublease.
Sublease Term or Term:    Beginning on the Commencement Date and expiring at 11:59 pm on the day that is immediately prior to the third (3rd) anniversary of the Commencement Date (the “Expiration Date”).

Premises:    Approximately 42,162 rentable square feet located on the second (2nd) floor of 100 Hood Park Drive, Charlestown Massachusetts (the “Building”), as approximately shown on the attached Exhibit A. The Premises demised under this Sublease comprises a portion of the premises leased (the “Leased Premises”) to Sublessor by Prime Lessor under the Prime Lease (as such terms are defined below) and is identified and defined in the Prime Lease as the “Demised Premises”.
Permitted Uses:    For general office, laboratory, and research and development purposes, and all legal uses ancillary thereto and for no other purpose, subject to applicable Legal Requirements (as defined in the Prime Lease).
Prime Lease:    That certain (i) Lease dated as of August 3, 2021, by and between Prime Lessor, as landlord, and Sublessor, as tenant and (ii) Notice of Intent to Commence Construction of “Landlord’s Expansion Project” dated March 8, 2022, and (iii) Second Notice of Intent to Commence Construction of “Landlord’s Expansion Project: dated June 9, 2022. A redacted copy of the Prime Lease is attached hereto as Exhibit B.
Prime Lessor                    Hood Park, LLC, a Massachusetts limited liability
                        company
Base Rent:

Date	Annual Base Rent	Monthly Base Rent	Base Rent Per RSF
Commencement Date – Date immediately prior to 1st Anniversary of Commencement Date	$2,318,910.00	$193,242.50	$55.00
1st Anniversary of Commencement Date – Date immediately prior to 2nd Anniversary of Commencement Date	$2,388,477.30	$199,039.78	$56.65
2nd Anniversary of Commencement Date – Expiration Date	$2,460,131.62	$205,010.97	$58.35
Additional Rent:    Sublessee shall pay as Additional Rent: (a) Sublessee’s Sublease Share (as defined below) of all Taxes and Operating Expenses (as such terms are defined in the Prime Lease) payable by Sublessor under the Prime Lease; (b) Sublessee’s Sublease Share of the cost of all utility services provided to the Leased Premises and the Sublease Common Areas (“Utility Costs”), as modified in accordance with Section 6.1.4; (c) Sublessee’s Sublease Share of other Additional Rent (as defined in the Prime Lease) payable by Sublessor pursuant to the

Prime Lease in connection with Sublessee’s use of the Premises; (d) Sublessee’s Sublease Share of Sublessor’s Operating Costs (as defined in Section 6.1.5); and (e) any other amounts to be paid by Sublessee to Sublessor under this Sublease.
Security Deposit:                $386,485.00
Sublessee’s Sublease Share:            68.96%.
Sublessee’s Parking Allocation:    42 parking spaces (based on one (1) parking space per 1,000 leasable square feet of the Premises) in the Parking Garage serving the Building on a non-reserved, first come, first served basis.
Sublessee’s Broker:                JLL
Sublessor’s Broker:                Lincoln Property Company
ARTICLE 2
PREMISES
2.1    SUBLEASE OF PREMISES
2.1.1    Subject to and provided that Prime Lessor gives Prime Lessor’s written consent to the subleasing contemplated by this Sublease, Sublessor hereby subleases to Sublessee, and Sublessee hereby accepts and subleases from Sublessor, upon and subject to the terms and provisions of this Sublease and the Prime Lease, the Premises. Included as part of the Premises sublet hereunder are all of Sublessor’s appurtenant rights under the Prime Lease to use the Common Areas, subject in all events to the Prime Lessor’s rights reserved and excepted in the Prime Lease.
2.1.2    Also included as part of the Premises sublet hereunder is the appurtenant right, in common with any other subtenant or occupant of the Leased Premises, to use the portions of the Leased Premises identified in orange on Exhibit A attached hereto, including without limitation, the lobby/reception area, lounge, café, restrooms, central glass washing room, gas distribution room, and elevator vestibule (the “Sublease Common Areas”). Sublessor shall maintain and repair the Sublease Common Areas in good working order, reasonable wear and tear and casualty and condemnation and any misuse by Sublessee excepted. The costs incurred by Sublessor to maintain and repair the Sublease Common Areas shall be included in Sublessor’s Operating Costs (as hereinafter defined) and shall be paid by Sublessee as Additional Rent pursuant to Section 1.1 and Article 6. Sublessee shall use and occupy the Sublease Common Areas (i) in a first class manner, (ii) shall not commit any waste thereto and (iii) so as not to interfere with any other subtenant’s or other occupant’s use of the Sublease Common Areas. Sublessee’s use of the Sublease Common Areas shall be subject to and in accordance with any rules and regulations adopted by Sublessor on a non-discriminatory basis. With respect to Sublessee’s use of the gas distribution room that is a portion of the Sublease Common Areas, and notwithstanding anything in the Prime Lease to the contrary, Sublessee: (i) shall have the exclusive right to connect to and use the manifolds therein, which manifolds shall be deemed part of the Premises and not Sublease Common Areas; and (ii) shall only use and store nitrogen gas, carbon dioxide gas, and ancillary equipment in such gas distribution room; all other gases that Sublessee uses for the Permitted Use must be used and stored in the Premises and not in the Sublease Common Areas.
2.1.3    Sublessee shall be entitled to use the information technology and telecommunications infrastructure in the Premises (collectively, the “IT Infrastructure”), as more particularly described on Exhibit E attached hereto. Sublessee shall reasonably cooperate with Sublessor in order for Sublessor to operate the IT Infrastructure. Sublessor shall manage, maintain, and repair the IT Infrastructure during the Term, the cost of which shall be included in Sublessor’s Operating Costs. Sublessee’s use of the IT Infrastructure shall be subject to and in accordance with any reasonable rules and regulations adopted by Sublessor on a non-discriminatory basis.
2.1.4    Sublessor reserves the right to suspend or interrupt any services provided by Sublessor, which shall include the Essential Services (as defined in Section 2.1.5) and the maintenance and repair of the Sublease Common Areas, when necessary, by reason of Force Majeure, accidents or emergencies, or for alterations or improvements to the Leased Premises which, in Sublessor’s reasonable judgment, is necessary or appropriate until such Force Majeure event, accident or emergency shall cease or such alterations or improvements are completed, and Sublessor shall not be liable for any such suspension or interruption of services. Sublessor shall use commercially reasonable efforts to minimize interference with Sublessee’s use and occupancy of the Premises as a result of any such suspension or interruption of service. The exercise of any such right or the occurrence of any such failure by Sublessor shall not constitute an actual or constructive eviction, in whole or in part, or, except as expressly set forth in Section 2.1.5 below, entitle Sublessee to any compensation, abatement or diminution of Rent (as hereinafter defined), relieve Sublessee from any of its obligations under this Lease, or impose any liability upon Sublessor by reason of inconvenience to Sublessee, or interruption of Sublessee’s business, or otherwise. Notwithstanding anything in this Sublease to the contrary, if (i) an interruption shall to any Essential Service occurs as a result of the negligence or willful misconduct of Sublessor, its agents, contractors, or employees or the failure by Sublessor to perform its maintenance and repair obligations hereunder, except and to the extent due to the negligence or willful misconduct of Sublessee or Sublessee’s agents, employees, contractors or invitees, and (ii) such interruption continues for more than five (5) consecutive business days after Sublessor shall have received written notice thereof from Sublessee, and (iii) as a result of such interruption, Sublessee’s use of the Premises is materially and adversely affected, then there shall be an abatement of one day’s Base Rent, Sublessee’s Sublease Share of Taxes, and Sublessee’s Sublease Share of Operating Expenses for each day such interruption continues after such five (5) consecutive business day period. As used herein, “Essential Service” shall mean the following services, but only to the extent that Sublessor (and expressly not Prime Lessor) is required to provide such services to Sublessee pursuant to the terms of this Sublease and if not provided the absence of such service shall materially and adversely affect the use of the Premises for the ordinary conduct of Sublessee’s business: the operation of the IT Infrastructure, equipment in the central glass washing room, and the Generator (as hereinafter defined). The foregoing rent abatement shall be the sole and exclusive remedy of Sublessee on account of such interruption or lack of services to be provided by Sublessor and Sublessor shall have no further liabilities or obligations to Sublessee on account thereof.
2.1.5    Except for the Essential Services and the maintenance and repair of the Sublease Common Areas, Sublessor shall not be required to furnish any services to the Premises. The obligations of Sublessor which are set forth in Sections 2.1.2 through 2.1.5 shall be subject to Force Majeure and to casualty and condemnation and any negligence or misconduct of Sublessee or any sub-subtenant or occupants of the Premises, and/or their respective agents, contractors, subcontractors, employees, invitees or licensees.

2.2    PRIME LEASE
2.2.1    Sublessor hereby represents and warrants that: (i) Sublessor is the tenant under the Prime Lease and has the full right to enter into this Sublease (subject to Prime Lessor’s consent); (ii) the Prime Lease is in full force and effect; (iii) Sublessor does not have any actual knowledge, without a duty to investigate, of any default by Sublessor under the Prime Lease and has not received from Prime Lessor any written notice of any default on the part of Sublessor as tenant under the Prime Lease which has not been cured, nor has Sublessor given Prime Lessor written notice of any default on the part of Prime Lessor as landlord under the Prime Lease which has not been cured; and (iv) a true and complete copy of the Prime Lease with certain redactions is attached hereto as Exhibit B. Sublessee warrants and acknowledges that it has reviewed the Prime Lease and is satisfied with the arrangements therein reflected. Sublessee also represents and warrants that it is satisfied with the present condition of the Premises, which Sublessee takes in “as is” “where is” condition as of the Commencement Date, with the furniture and equipment identified on Exhibit C attached hereto, without any representation or warranty by Sublessor regarding the condition of the Premises or the fitness of the Premises for any particular use, without any obligation of any kind on Sublessor to make any repairs or improvements thereto in connection with Sublessee’s occupancy) and without any representation or warranty by Sublessor regarding Sublessee’s ability to use the Premises on the terms herein set forth; provided that Sublessor represents to its actual knowledge and without a duty to investigate, that: (a) the Premises are not in violation of any applicable laws, and (b) there are no damages or defects with respect to the Premises that would not be discoverable during a visual inspection.
2.2.2    The Prime Lease is by this reference incorporated into and made a part hereof, except that
    (i)    all references in the Prime Lease to “Landlord”, “Tenant”, “Lease”, “‘Term’ or ‘Initial Term’”, “Tenant’s Parking Allocation”, “Tenant’s Share of Operating Expenses”, “Tenant’s Share of Taxes”, “Fixed Rent”, “Permitted Use”, and “Demised Premises”, respectively, shall be deemed to refer to Sublessor, Sublessee, this Sublease, the Sublease Term, Sublessee’s Parking Allocation, Sublessee’s Sublease Share of Operating Expenses, Sublessee’s Sublease Share of Taxes, Base Rent, Permitted Use, and the Premises subleased hereunder, respectively, except that all references in the following sections and/or provisions of the Prime Lease to “Landlord”, “Tenant”, “Lease”, and “Premises”, respectively, shall be deemed to refer to “Prime Lessor”, “Sublessee”, this “Sublease” and the “Premises subleased hereunder”, respectively (i.e., it is the intention of the parties that Prime Lessor shall retain all of its rights and obligations under such sections and/or provisions; that Sublessor shall not be entitled to exercise any of Prime Lessor’s rights, nor shall Sublessor be bound by any of Prime Lessor’s obligations, under such sections and/or provisions; and that Sublessee shall be entitled to exercise all of Tenant’s rights (with respect to the Premises), and shall be bound by all of Tenant’s obligations, under such sections and/or provisions):
(a)    Article II (Premises), Section (B), the clause “to the extent from time to time reasonably designated by Landlord”;
(b)    Article II (Premises), Section (B), clauses (b) through (f) and the last sentence of said Section (B);
(c)    Article II (Premises), Sections (C) and (E), except Sublessor shall have no obligation to undertake, and Sublessee shall have no right to exercise, any of Sublessor’s rights thereunder;

(d)    Article II (Premises), Section (D);
(e)    Article IV (Landlord Covenants), Section (A);
(f)    Article IX (Mortgagee);
(g)    Article X (General Provisions), Section (I), which shall apply equally to Landlord and Sublessor; and
(h)    Article X (General Provisions), Section (N), which shall apply equally to Landlord and Sublessor, and Sublessee shall provide a list of substances and materials pursuant to said Section (N) used in the ordinary course of its business for Landlord’s and Sublessor’s prior approval.
(ii)    the following sections and/or provisions of the Prime Lease are expressly excluded from this Sublease (i.e., they shall not be deemed to be incorporated in this Sublease) either because they are inapplicable or because they are superseded by specific provisions hereof:
(a)    Article I (Reference data) (except for the following terms, which shall be included in this Sublease: “Building”, and “Total Rentable Floor Area of the Building”;
(b)    Article II (Premises), Section (A) (except in so far as said Section (A) describes the Leased Premises);
(c)    Article II (Premises), Section (B), the sentence beginning “Notwithstanding anything in this Lease to the contrary” and ending with “subject to Landlord’s obligation with respect to the Allowance”;
(d)    Article III (Term and Construction), Sections (A), (B), (C), (E);
(e)    Article IV (Landlord’s Covenants), Section (B) (second and third paragraphs);
(f)    Article V (Rent), Section (A) (except for the references in Section 6.2 of this Sublease with respect to the second paragraph of Section A of Article V of the Prime Lease);
(g)    Article V (Rent), Section (B)(1) is excluded except the defined terms therein are not excluded for purposes of Sublessee’s obligation to pay Sublessee’s Sublease Share of Taxes pursuant to Article 1 and Article 6 of this Sublease);
(h)    Article V (Rent), Sections (B)(2) and (3);
(i)    Article V (Rent), Section (C)(1) is excluded except the defined terms therein are not excluded for purposes of Sublessee’s obligation to pay Sublessee’s Sublease Share of Operating Expenses pursuant to Article 1 and Article 6 of this Sublease;

(j)    Article (Rent), Sections (V)(C)(2) and (D);
(k)    Article VI (Tenant’s Covenants), Section (A)(2), but only with respect to the reference to “Tenant’s Work”;
(l)    Article VI (Tenant’s Covenants), Section (A)(6) (except with respect to the reference to any terms or provisions of Article VI, Section (A)(6) in Section 5.2 of this Sublease);
(m)    Article VI (Tenant’s Covenants), Section (A)(14) (second sentence);
(n)    Article VIII (except with respect to the reference to any terms or provisions of Article VIII in Article 11 of this Sublease);
(o)    Article X (General Provisions), Sections (B), (D), (H), (K), and (L);
(p)    Article XI (Security Deposit);
(q)    Article XIII (Option);
(r)    Article XIV (Right of First Offer);
(s)    Article XV (Signage); and
(t)    Article XVI (Nitrogen Tank Storage Area).
2.2.3    This Sublease is and shall remain subject and subordinate in all respects to the Prime Lease and to all renewals, modifications, consolidations, replacements and extensions thereof. This Section 2.2.3 shall be self-operative and no further instrument of subordination shall be required. In the event of termination or cancellation of the Prime Lease for any reason whatsoever with respect to all or any portion of the Premises, this Sublease shall automatically terminate with respect to all or such portion of the Premises and Sublessee shall have no recourse of any type or nature against Sublessor for a termination or cancellation of the Prime Lease unless and to the extent directly caused by the gross negligence or willful misconduct of Sublessor.
2.2.4    Notwithstanding anything contained in this Sublease to the contrary, Sublessor shall have no obligation during the Sublease Term to provide any services of any nature whatsoever to Sublessee or to, in or for the benefit of the Premises or to expend any money for the preservation or repair of the Premises other than the Essential Services and the maintenance and repair of the Sublease Common Areas, or to observe or perform any obligations of Sublessor under this Sublease in any case where such services, expenditures or obligations are required under the Prime Lease to be provided, performed or observed by Prime Lessor for the benefit of Sublessor with respect to the Premises, and Sublessee agrees to look solely and directly to Prime Lessor for the furnishing of any such services (other than the Essential Services and the maintenance and repair of the Sublease Common Areas), expenditure of any such sums, or observance or performance of any such obligations to which, or the benefit of which, Sublessee may be entitled under this Sublease. Sublessor shall, however, upon the written request of Sublessee from time to time, use reasonable efforts to cause Prime Lessor to furnish such services, expend such sums, and observe and perform such obligations, which such reasonable efforts shall be limited to notifying Prime Lessor in writing of Sublessee’s request. Sublessor’s only obligations under the Prime Lease with respect to the Premises are to use the aforesaid reasonable efforts, make those payments of all rent and other charges due to Prime Lessor thereunder and to make those payments due to the utility providers for utility services (including electricity, water and sewer) which are separately metered to the Premises, if any, which payments Sublessor hereby agrees to make; provided, however, that Sublessee makes timely payment to Sublessor of all Base Rent and Additional Rent payable under this Sublease. Sublessor hereby agrees that, so long as Sublessee makes timely payment to Sublessor of all Base Rent and Additional Rent payable by Sublessee hereunder, Sublessor shall make timely payment of all rent and other charges due to Prime Lessor as landlord under the Sublease. It is the intention of the parties that Sublessee comply with all of Sublessor’s obligations as tenant under the Prime Lease (not excluded under Section 2.2.2 above) with respect to the Premises to the same extent and with the same force and effect as if Sublessee were tenant thereunder, and Sublessee hereby agrees to so comply with all such obligations of Sublessor under the Prime Lease with respect to the Premises. Sublessee shall have no claim against Sublessor for any default by the Prime Lessor under the Prime Lease. If as a result of any default by Prime Lessor as landlord under the Prime Lease, Sublessor as tenant under the Prime Lease is entitled to any offset or similar rights against Prime Lessor, and provided Sublessee is not then in default under this Sublease beyond any applicable notice and cure period, Sublessee shall be entitled to a fair and equitable share of such offset or similar rights. No default by Prime Lessor under the Prime Lease shall excuse Sublessee from the performance of any of its obligations to be performed under this Sublease or to any reduction in or abatement of any of the rent provided for in this Sublease, unless and only to the extent that Sublessor shall be excused from the performance of a corresponding obligation as the “Tenant” under the Prime Lease.
2.2.5    Sublessee shall neither do, nor permit to do, nor permit to be done, anything that would increase Sublessor’s obligations to the Prime Lessor under the Prime Lease or that would cause the Prime Lease to be defaulted, terminated or forfeited. Sublessor shall not amend or modify the Prime Lease in any way that would increase Sublessee’s obligations or diminish Sublessee’s rights under this Lease, nor shall Sublessor do, nor permit to do or be done, anything that would cause the Prime Lease to be terminated or forfeited.
2.2.6    Sublessor shall promptly give Sublessee a copy of any notice of default, termination or otherwise affecting the existence or validity of the Sublease or relating to any casualty or taking, given by Sublessor or Prime Lessor to the other.
ARTICLE 3
TERM OF SUBLEASE
3.1    TERM
3.1.1    The Sublease Term of this Sublease shall be for the period specified in Section 1.1 as the Sublease Term.
ARTICLE 4
CONDITION OF PREMISES
4.1    CONDITION OF PREMISES
4.1.1    Sublessee acknowledges that it has accepted the Premises and the Sublease Common Areas “AS IS”, in the order and condition as the Premises are in on the date hereof with Sublessor’s Work Substantially Complete (as such terms are defined below); and that Sublessee shall accept the Premises in the condition that it is in as of the Commencement Date, inclusive of all personal property and equipment located therein, as more particularly described in Section 4.2 below (collectively, the “Delivery Condition”). Sublessee hereby agrees that Sublessor is under no obligation to perform any work upon or alteration to any part of the Premises for Sublessee’s use and occupancy thereof, other than the performance of Sublessor’s Work. To the extent requested by Sublessor, Sublessee shall execute and deliver to Sublessor written acknowledgment of the Commencement Date and Expiration Date. Sublessee’s failure to execute and return any such agreement proposed by Sublessor within five (5) business days after the date of Sublessee’s receipt thereof, shall be deemed an approval by Sublessee of Sublessor’s determination of such dates as set forth therein.
4.1.2    Sublessor agrees, at Sublessor’s sole cost and expense, and in compliance with all applicable laws, to construct the demising walls identified on Exhibit A to demise the Premises from the balance of the Leased Premises (“Sublessor’s Work”). Sublessor’s Work shall not include the procurement or installation of any key card or other access system, which Sublessee shall be responsible for obtaining and installing and Sublessee’s sole cost and expense. Sublessee shall provide to Sublessor access cards, fobs or other means of access in order for Sublessor to access the Premises (in the event of emergency or with prior notice, which notice may be made via email to Sublessee’s designated notice party). Sublessor estimates that Sublessor’s Work shall be Substantially Complete on or before November 1 2022, subject to delays caused by Force Majeure (including without limitation any delays in obtaining Prime Landlord’s consent thereto); provided, however, that if Sublessor’s Work is not Substantially Complete on or before such date for any reason, Sublessor shall not be liable to Sublessee for any loss or damage resulting therefrom nor shall any such delay give rise to any termination or abatement rights for Sublessee except as expressly provided in this Sublease. Notwithstanding anything in this Sublease to the contrary, in the event that the Sublessor’s Work is not Substantially Complete on or before February 1, 2023, subject to delays caused by Force Majeure (including without limitation any delays in obtaining Prime Landlord’s consent thereto), then Sublessee shall have the right, exercisable upon fifteen (15) days’ prior written notice to Sublessor, to terminate the Sublease; provided, however, that if Sublessor’s Work is Substantially Complete within such fifteen (15) day notice period, then such termination notice shall be void and this Sublease shall continue in full force and effect. As used in this Sublease, “Substantially Complete” shall mean that Sublessor’s work is substantially complete in compliance with all applicable laws, subject to minor punch list items that do not materially interfere with Sublessee’s use of the Premises for the Permitted Use.
4.2    FIXTURES AND EQUIPMENT
Sublessee shall be entitled to use all personal property, furniture, built-in fixtures and equipment physically located in the Premises as of the Commencement Date, a schedule of which is attached hereto as Exhibit C. Sublessee shall, at its expense, maintain and repair such personal property, furniture, fixtures, and equipment in good order, repair and condition and shall surrender all such fixtures, and equipment to Sublessor in such condition at the end of the Sublease Term, reasonable wear and tear and casualty damage excepted. Sublessee shall use and operate all furniture, personal property and equipment in the Premises in accordance with all manufacturer’s specifications and requirements and in a first class professional manner and shall not commit any waste thereto. Sublessee, at its sole cost and expense, shall procure and maintain throughout the Sublease Term a preventative maintenance contract on the fume hoods and biosafety cabinets within the Premises, which shall be subject to Sublessor’s prior written approval, not to be unreasonably withheld.

4.3    BIOHAZARD STORAGE AREA AND SHARED CHEMICAL STORAGE AREA
Sublessee shall have the non-exclusive right in common with others to use the Biohazard Storage Area and the Shared Chemical Storage Area identified on Exhibit J to the Prime Lease. Sublessee shall use and operate such the Biohazard Storage Area and the Shared Chemical Storage Area in a first class professional manner and shall not commit any waste thereto. Sublessor reserves the right to allocate specific areas of the Biohazard Storage Area and Shared Chemical Storage Area for Sublessee’s exclusive use (and for the exclusive use of another subtenant of the Leased Premises).
4.4    GENERATOR
Certain electrical outlets and equipment at the Leased Premises (including the Premises) is served by a 200kW natural gas generator (the “Generator”). Sublessee shall have the non-exclusive right to use the Generator. Sublessor shall maintain and repair the Generator in good working condition, and the cost of which shall be included in Sublessor’s Operating Costs and Sublessee shall pay Sublessee’s Sublease Share of such costs as Additional Rent pursuant to Section 1.1 and Article 6. Sublessor expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Sublessor shall not be liable for any failure to make any repairs or to perform any maintenance of the Generator that is an obligation of Sublessor unless and except to the extent that Sublessor willfully fails to make such repairs or perform such maintenance and such failure persists for an unreasonable time after Sublessee provides Sublessor with written notice of the need for such repairs or maintenance. Upon receipt of such written notice, Sublessor shall use reasonable efforts to commence to cure such failure and shall diligently prosecute the same to completion.
ARTICLE 5
USE
5.1    PERMITTED USE
Sublessee agrees that the Premises shall be used and occupied for the Permitted Uses specified in Section 1.1 only. During the Sublease Term, Sublessee shall assume and maintain exclusive control of the Premises. Sublessee acknowledges and understands that Sublessee shall be responsible, at its expense, for providing any janitorial, cleaning, equipment and fixture maintenance and, as determined by Sublessee in its sole discretion, security services necessary for Sublessee’s use and occupancy of the Premises not otherwise provided by Prime Lessor under the Prime Lease or by Sublessor as an Essential Service. Sublessee shall not permit the emission of objectionable noise or odor that emanates from the Premises.
5.2    ASSIGNMENT AND SUBLETTING
5.2.1    Sublessee shall not, by operation of law or otherwise, assign, mortgage, pledge, encumber or in any manner transfer this Sublease, or any part thereof or any interest of Sublessee hereunder, or sublet or permit the Premises or any part thereof to be used or occupied by others, without the prior consent of both Sublessor and Prime Lessor. Sublessee shall comply with all of the terms and provisions of Section (A)(6) of Article VI of the Prime Lease with respect to any proposed assignment or sublease. Sublessor agrees that it shall not unreasonably withhold or delay its consent to any assignment or further sublease provided that it shall not be deemed unreasonable for Sublessor to withhold or condition its consent for any reason that Prime Lessor is permitted to withhold or condition its consent under Section (A)(6) of Article VI of the Prime Lease. Notwithstanding any such consent, Sublessee shall remain liable to Sublessor for the payment of all Base Rent, Additional Rent and for the performance of the covenants and conditions of this Sublease (which liability, following any assignment of this Sublease or sub-subleasing of the Premises, shall be joint and several with the assignee or sub-sublessee, as the case may be). Sublessee shall be obligated to pay to Sublessor all of Sublessor’s reasonable out-of-pocket costs and expenses arising out of any request of Sublessee to sublet or assign this Sublease, including without limitation, reasonable attorneys’ fees.
5.2.2    If Sublessee provides Sublessor with notice indicating its desire to assign this Sublease or sub-sublease all or any portion of the Premises, Sublessor shall have the option, exercisable by written notice to Sublessee within thirty (30) days after Sublessor’s receipt of Sublessee’s notice, to terminate this Sublease for the space in question as of the date specified in Sublessee’s notice as the proposed effective date of such assignment or sub-sublease, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. No failure of Sublessor to exercise its option to terminate this Sublease shall be deemed to be Sublessor’s or Prime Lessor’s consent to a proposed assignment or sub-sublease. Such recapture right shall not apply to any transfer of the Premises to an Affiliate (as defined in the Prime Lease) or in connection with any transfer to any entity surviving Sublessee by merger or other consolidation or to any entity acquiring all or substantially all of the business or assets of Sublessee.
ARTICLE 6
RENT
6.1    BASE RENT; ADDITIONAL RENT
6.1.1    The Base Rent and Additional Rent specified in Section 1.1 hereof (collectively, the “Rent”), and any additional rent or other charges payable pursuant to this Sublease shall be payable by Sublessee to Sublessor at the Mailing Address of Sublessor set forth in Section 1.1 (or such other place as Sublessor may from time to time designate by notice to Sublessee). The parties acknowledge and agree that the obligations owing by Sublessee under this Section are rent reserved under this Sublease, for all purposes hereunder, and are rent reserved within the meaning of Section 502(b)(6) of the Bankruptcy Code or any successor provisions thereto.
6.1.2    Rent shall be payable, in advance, on or before the first (1st) day of each and every calendar month during the term of this Sublease, or with respect to Sublessee’s Utility Costs or Sublessor’s Operating Expenses, within thirty (30) days after Sublessee’s receipt of an invoice therefor. Promptly after Sublessor and Prime Lessor have made the appropriate adjustments between themselves on account of such actual operating expenses and real estate taxes, the amounts paid by Sublessee as Sublessee’s Sublease Share of such estimated installments (as set forth in Section 1.1) shall be adjusted between Sublessor and Sublessee. The parties’ obligations hereunder to make such adjustments shall survive the expiration or termination of this Sublease. Notwithstanding anything in this Section 6.1.2 to the contrary, in the event that Sublessor receives from Prime Lessor written demand for any owed Taxes or Operating Expenses pursuant to Sections (B) and (C) of Article V of the Prime Lease, Sublessee shall pay Sublessee’s Sublease Share thereof within fifteen (15) days of written demand by Sublessor.
6.1.3    Rent for any partial month shall be paid by Sublessee to Sublessor on a pro rata basis.
6.1.4    Pursuant to Section 1.1, Sublessee shall pay Sublessee’s Sublease Share of Utility Costs to Sublessor in accordance with this Article 6. Notwithstanding the immediately foregoing sentence, Sublessor shall have the right, in its reasonable discretion, to equitably allocate the Utility Costs among Sublessee and any other subtenant or occupant of the Leased Premises in a manner other than by

Sublessee’s Sublease Share, if Sublessor reasonably determines that the allocation of Utility Costs to Sublessee based on Sublessee’s Sublease Share is not equitable (i.e., Sublessee is using more or less than Sublessee’s Sublease Share of Utility Costs relative to such other subtenant or occupant). Upon request, Sublessor shall provide copies of all utility bills and Sublessor’s calculation for the allocation of Utility Costs to Sublessee in the event Sublessee allocates Utility Costs in a manner other than based on Sublessee’s Sublease Share. The parties agree to use good faith to resolve any dispute regarding an alleged unfair allocation of Utility Costs to Sublessee. If the dispute cannot be resolved, despite the good faith efforts by the parties, within sixty (60) days, the parties can request an audit from an independent professional utility auditor mutually agreeable to both parties (who shall not be compensated on a contingency fee basis and whose costs shall be shared equally by both parties), whose decision shall be final and binding on the parties; provided, however, that Sublessee shall continue to pay the allocated Utility Costs to Sublessor during the pendency of any such audit.
6.1.5    Included in Additional Rent are all costs and expenses incurred by Sublessor during any calendar year in connection with the operation, maintenance, and repair of the Sublease Common Areas, the IT Infrastructure, and the Generator, including without limitation maintenance and repair costs and capital expenditures, incurred by Sublessor, as well as an annual management fee payable to Sublessor equal to Seventy-Five Thousand Dollars ($75,000) to manage the IT Infrastructure (collectively, “Sublessor’s Operating Costs”). Pursuant to Section 1.1, Sublessee shall pay to Sublessor as Additional Rent Sublessee’s Sublease Share of Sublessor’s Operating Costs in accordance with this Article 6. Sublessor may estimate the amount of Sublessor’s Operating Costs for any calendar year, and Sublessee shall pay such estimated amount to Sublessor on a monthly basis, as aforesaid. Within ninety (90) days after the end of each calendar year, Sublessor and Sublessee shall make the appropriate adjustments with respect to Sublessor’s Operating Costs on account of the actual Sublessor’s Operating Costs incurred by Sublessor or otherwise due Sublessor, and Sublessee shall pay any amounts due Sublessor within thirty (30) days after Sublessee’s receipt of an invoice therefor (any such statement of the actual Sublessor’s Operating Costs, the “Sublessor’s Statement”). If any amounts are due and owing to Sublessee, Sublessor shall either credit such amounts to the next installment of Rent or pay such amounts to Sublessee within thirty (30) days after such final determination has been made. During a period that is 270 days after receipt of any Sublessor’s Statement (the “Review Period”), so long as an Event of Default is not then existing, Sublessee may, at its sole cost and expense, inspect and audit Sublessor’s records relevant to the cost and expense items reflected in such Sublessor’s Statement at a reasonable time during Sublessor’s usual business hours upon no less than fifteen (15) days prior written notice. Each Sublessor’s Statement shall be conclusive and binding upon Sublessor and Sublessee unless within the Review Period Sublessee shall notify Sublessor in writing that it disputes the correctness of Sublessor’s Statement, specifying how Sublessor’s Statement is claimed to be incorrect. If Sublessee’s inspection or audit reveals that an error was made in the calculation of Sublessor’s Operating Costs previously charged to Sublessee, then, provided there is no Event of Default, Sublessee may credit the difference against the next installment of Additional Rent on account of Sublessor’s Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Sublessor shall refund such difference to Sublessee within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Sublessee to Sublessor. If such inspection or audit reveals an underpayment by Sublessee, then Sublessee shall pay to Sublessor, as Additional Rent hereunder, any underpayment of any such costs within thirty (30) days after receipt of an invoice therefor. Sublessee may not use an auditor that is compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection. If Sublessee’s audit reveals that Sublessee has been overcharged for Sublessor’s Operating Costs by more than five percent (5%) for the audited period, then Sublessor shall reimburse Sublessee for the cost of the audit. Notwithstanding the foregoing, so long as Sublessor has provided Sublessee with all information reasonably necessary to conduct such audit or inspection, any such audit or inspection must be completed no later than sixty (60) days following the expiration of the Review Period, such right to audit or inspect Sublessor’s records shall only apply to the year to which such Sublessor’s Statement applies, and in no event shall Sublessee have the right to audit or inspect Sublessor’s records for any prior year. The terms and provisions of this Section 6.1.5 shall survive the expiration of the Term or the earlier termination of this Sublease.
6.1.6    All Rent and other amounts due under this Sublease shall be made without demand, offset, deduction, or counterclaim. Sublessee shall be entitled to a fair and equitable share of all rent abatements set forth in the Prime Lease, if any, which Sublessor has been granted with respect to the Premises.
6.2    LATE PAYMENTS; ADDITIONAL RENT
If any installment of Base Rent, Additional Rent or other charges is not paid on or before the date such payment is due and payable, and if as a result Sublessor is obligated to pay to Prime Lessor the late charges or interest specified in the second paragraph of Section (A) of Article V of the Prime Lease or any other late charge or penalty, then Sublessee shall pay to Sublessor a late charge of five percent (5%) greater than any late charge, fee or payment that Prime Lessor charges to Sublessor; provided that no such late charge shall be incurred with respect to the first delinquent payment in any twelve (12) month period, so long as: (a) in the case of the first three (3) occurrences of any such delinquency that occurs in the first six (6) months of the Sublease Term, Sublessee has paid such amount due within ten (10) days of receipt of written notice from Sublessor of Sublessee’s failure to pay such amount when due, or (b) in the case of any fourth (4th) delinquency during the first six (6) months of the term or any such delinquency occurring any time after the first six (6) months of the Sublease Term, Sublessee has paid such amount due within three (3) days of receipt of written notice from Sublessor of Sublessee’s failure to pay such amount when due and further provided, that, in any case, if Prime Lessor actually assesses such late charges to Sublessor pursuant to the second paragraph of Section (A) of Article V of the Prime Lease, then Sublessee shall be obligated to pay the late charge that Sublessee is required to pay under this Section 6.2 even if Sublessee makes such late payment within the applicable period. In addition, if Sublessee shall fail to make any such payment within five (5) days after the due date (or any such shorter grace period that may be provided under the Prime Lease for the failure to pay any amounts), such payment shall bear interest at the rate per annum which is two percent (2%) more than the rate that Prime Lessor may charge Sublessor under second paragraph of Section (A) of Article V of the Prime Lease. Nothing in this Section 6.2, however, shall be construed as permitting Sublessor to charge or receive interest in excess of the maximum legal rate than allowed by law. Such late charge and interest shall constitute Additional Rent due and payable hereunder with the next installment of Base Rent due hereunder.
ARTICLE 7
ALTERATIONS
7.1    ALTERATIONS
Sublessee shall not make any alterations, installations, and improvements to the Premises without first obtaining the prior consent of both Sublessor and Prime Lessor, which consent in the case of Sublessor shall not be unreasonably withheld, and any such approved alterations, installations and improvements shall comply with Section (A)(14) of Article VI of the Prime Lease, and Sublessee shall be obligated to comply with the terms and provisions of Section (A)(14) of Article VI of the Prime Lease as required by “Tenant” thereunder. Sublessor shall not be responsible for the failure or refusal of Prime

Lessor to consent to such improvements. Any such approved alterations, additions or improvements shall be done at Sublessee’s sole expense in a good and workmanlike manner and in compliance with all applicable laws and codes and the applicable requirements of the Prime Lease. At the time of its approval of any such alterations, Sublessor shall notify Sublessee if Sublessee shall be required to remove the same upon the expiration or earlier termination of the Sublease Term; provided; however, that if neither Sublessor nor Prime Lessor notifies Sublessee otherwise at the time of such approval, such alterations shall become the property of Prime Lessor and remain upon and be surrendered with the Premises.
ARTICLE 8
SUBLESSEE'S RISK
8.1    SUBLESSEE'S RISK
Sublessee agrees to use and occupy the Premises at Sublessee’s own risk; and to the fullest extent permitted by law, Sublessor shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Sublessee, or of those claiming by, through or under Sublessee, including without limitation, any loss or damage from the breaking, bursting, crossing, stopping or leaking of electric cables and wires, and water, gas, sewer or steam pipes or like matters. In no event shall Sublessor be liable for any consequential, special, punitive or indirect loss or damage which Sublessee may incur or suffer in connection with this Sublease or any services to be performed or provided hereto.
ARTICLE 9
SUBLESSOR'S ACCESS TO PREMISES
9.1    SUBLESSOR'S RIGHT OF ACCESS
If Sublessee fails to make any necessary repairs to the Premises within a reasonable time after notice thereof from Sublessor, Sublessor shall have the right to enter the Premises during Sublessee’s business hours for the purpose of making such repairs, at Sublessee’s cost and expense.
ARTICLE 10
INSURANCE
10.1    SUBLESSEE’S INSURANCE
Sublessee shall maintain throughout the Term of this Sublease such insurance in respect of the Premises and the conduct and operation of Sublessee’s business in the Premises, with Sublessor and Prime Lessor listed as additional insureds as is required of “Tenant” under the terms of the Prime Lease (including, without limitation, Section (A)(8) of Article VI of the Prime Lease as incorporated in this Sublease by reference) with no penalty to Sublessor or Prime Lessor resulting from deductibles or self-insured retentions effected in Sublessee’s insurance coverage, and with such other endorsements and provisions as Sublessor or Prime Lessor may reasonably request. If Sublessee fails to procure or maintain such insurance, pay all premiums and charges therefor and provide Sublessor with certificate(s) of such insurance, then Sublessor may (but shall not be obligated to) do so, whereupon Sublessee shall reimburse Sublessor upon demand for Sublessor’s costs incurred in so doing. All such insurance policies shall, to the extent obtainable, contain endorsements providing that (i) such policies may not be canceled except upon at least thirty (30) days’ prior notice to Sublessor and Prime Lessor (or if such endorsement is not available, Sublessee shall agree to provide such notice), (ii) no act or omission of Sublessee shall affect or limit the obligations of the insurer with respect to any other named or additional insured and (iii) Sublessee shall be solely responsible for the payment of all premiums under such policies and Sublessor, notwithstanding that it is or may be named as an additional insured, shall have no obligation for the payment of any insurance premiums. Such insurance shall otherwise be reasonably acceptable to Sublessor in both form and substance. No less than ten (10) days before the Commencement Date, Sublessee shall deliver to Sublessor and Prime Lessor a certificate evidencing the coverages required by Section (A)(8) of Article VI of the Prime Lease. Any endorsements to such certificates shall also be delivered to Sublessor and Prime Lessor immediately upon issuance of such certificates. Sublessee shall procure and pay for renewals of such insurance from time to time before the expiration of such insurance, and Sublessee shall deliver to Sublessor and Prime Lessor such renewal certificates at least thirty (30) days before the expiration of any existing policy. If Sublessee fails so to deliver any such renewal certificate at least thirty (30) days before the expiration of any existing policy, then, in addition to its other rights and remedies in respect of such breach of this Sublease by Sublessee, Sublessor shall have the right, but not the obligation, to obtain such insurance on Sublessee’s behalf, whereupon Sublessee shall reimburse Sublessor upon demand for Sublessor’s costs incurred in so doing.
Sublessee shall include in all insurance policies required to be maintained under this Sublease any clauses or endorsements in favor of Prime Lessor including, but not limited to, waivers of the right of subrogation, which Sublessor is required to provide as “Tenant” under the provisions of the Prime Lease. Sublessee releases and waives all claims against Sublessor for loss or damage to Sublessee’s personal property and its alterations in the Premises to the extent that any loss or damage is insurable under policies of casualty insurance Sublessee carries or is required to carry under this Sublease.
ARTICLE 11
CASUALTY
11.1    CASUALTY AND RESTORATION; EMINENT DOMAIN
If the Premises, or any part thereof, shall be damaged or destroyed by fire or other casualty or subject to a taking by eminent domain then Sublessee shall promptly notify Prime Lessor and Sublessor. Under the Prime Lease, the Prime Lessor is obligated to repair or restore the Premises in the case of a casualty to the extent and in the manner set forth in Article VIII of the Prime Lease. With respect to an eminent domain taking, the Prime Lease shall terminate pursuant to Article VIII thereof. If Prime Lessor abates Sublessor’s rent with respect to the Premises as a result of any casualty or condemnation, then Base Rent and other charges hereunder shall be similarly abated for so long as Sublessor is entitled to and receives an abatement under the Prime Lease. If damage is of the type which entitles Prime Lessor or Sublessor to terminate the Prime Lease, and if Prime Lessor or Sublessor elects to do so, then the Prime Lease shall cease and come to an end and this Sublease shall similarly terminate. Sublessee acknowledges that Sublessor shall, in no event, have any obligation whatsoever to rebuild or restore any damage to the Premises.

ARTICLE 12
DEFAULT
12.1    EVENTS OF DEFAULT
This Sublease and the Sublease Term are subject to the limitation that Sublessee shall be in default if, at any time during the Term of this Sublease, any one or more of the covenants, obligations or requirements of Sublessee under this Sublease or the events set forth in Section (A) of Article VII of the Prime Lease, which is incorporated into this Sublease pursuant to Section 2.2.2 of this Sublease, shall occur and not be cured prior to the expiration of the grace period (if any) set forth in Section (A) of Article VII of the Prime Lease, which is incorporated into this Sublease pursuant to Section 2.2.2 of this Sublease (provided, however, that any grace period for non-monetary defaults provided in Section (A) of Article VII of the Prime Lease of the Prime Lease shall be five (5) calendar days shorter in this Sublease) (such uncured event being hereinafter referred to as an “Event of Default”).
12.2    REMEDIES
Upon the happening of any one or more of the aforementioned Events of Default, and without limiting any other right or remedy that may be available at law or in equity, Sublessor shall have, and may exercise, any or all of the rights provided to Prime Lessor under the Prime Lease, including without limitation Section (A) of Article VII thereof. Notwithstanding anything in this Sublease or the Prime Lease to the contrary, Sublessor shall have no obligation to mitigate its damages upon a termination of this Sublease arising from an Event of Default of Sublessee unless otherwise required by applicable law.
ARTICLE 13
MISCELLANEOUS PROVISIONS
13.1    SIGNAGE
Subject to Prime Lessor’s prior written consent, Sublessee shall have the right, at Sublessee’s sole cost and expense, to have its name installed on the tenant directory in the lobby of the Building, and subject to Prime Lessor’s and Sublessor’s prior written consent (which, with respect to Sublessor, shall not be unreasonably withheld, conditioned or delayed), Sublessee, at its sole cost and expense, shall have the right to install signage at the entrance to the Premises with a location, size, design, and logo acceptable to Prime Lessor in its sole and absolute discretion. Except for the signage permitted by this Section 13.1, Sublessee shall not erect any signs which are visible from the exterior of the Building, or that are not in compliance with applicable Legal Requirements. Upon the expiration or earlier termination of the Sublease Term, Sublessee shall promptly remove all Sublessee’s signage at the exterior of the Premises or otherwise approved by Prime Lessor and Sublessee, and restore all damage related to the installation, existence, and/or removal of such signage.
13.2    WAIVER
Failure on the part of either party to complain of any action or non‑action on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver by such party of any of its rights hereunder. Further, it is agreed that no waiver of any of the provisions hereof by either party shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.

The consent to or approval of any action by either party requiring such consent or approval shall not be deemed to waive or render unnecessary such consent to or approval of any subsequent similar act by such party.
13.3    COVENANT OF QUIET ENJOYMENT
Sublessee, subject to the terms and provisions of this Sublease, on payment of the Rent and observing, keeping, and performing all of the terms and provisions of this Sublease on Sublessee’s part to be observed, kept, and performed, shall lawfully, peaceably, and quietly have, hold, occupy, and enjoy the Premises during the Sublease Term without hindrance or ejection by Sublessor or by any person lawfully claiming under Sublessor; the foregoing covenant of quiet enjoyment is given in lieu of any other covenant, whether express or implied.
13.4    INDEPENDENT COVENANTS
The obligations of Sublessor and Sublessee, respectively, under this Sublease are agreed by the parties to be independent covenants. If Sublessor fails to perform any obligation under this Sublease required to be performed by Sublessor, Sublessee shall have no right to (i) terminate this Sublease, (ii) avail itself of self-help or to perform any obligation of Sublessor, (iii) abatement or withholding of Rent, or any other charges or sums payable by Sublessee under this Sublease; or (iv) any right of setoff.
13.5    INVALIDITY OF PARTICULAR PROVISIONS; TIME IS OF THE ESSENCE
If any term or provision of this Sublease, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law. Time is of the essence of each provision of this Sublease.
13.6    BROKERS
Each party represents and warrants to the other that it has not directly or indirectly dealt, with respect to the Premises and this Sublease with any broker other than the Brokers identified in Section 1.1 (the “Brokers”). Each party shall save harmless and indemnify the other party against any claims by anyone with whom it has so dealt or by whom its attention was called to the Premises, other than the Brokers, for a commission arising out of the execution and delivery of this Sublease or out of negotiations between Sublessor and Sublessee with respect to space in the Building. Sublessor agrees to pay the Brokers the commission with respect to this Sublease set forth in a separate agreement between Sublessor and the Brokers.
13.7    PROVISIONS BINDING, ETC.
Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the heirs, legal representatives, successors and assigns, respectively, of Sublessor and Sublessee. Each term and each provision of this Sublease to be performed by Sublessee shall be construed to be both a covenant and a condition. The reference contained to the successors and assigns of Sublessee is not intended to constitute a consent to assignment by Sublessee, but has reference only to those instances in which Sublessor shall have given its consent to a particular assignment if such consent is required by the provisions of this Sublease. Each person executing this Sublease on behalf of Sublessor warrants that Sublessor is a duly existing and valid Delaware corporation qualified to do business in Massachusetts, that Sublessor has duly executed and delivered this Sublease, that the execution and delivery of, and the performance by Sublessor of its obligations under this Sublease are within the powers of Sublessor and have been duly authorized by all requisite corporate action, and that this Sublease is a valid and binding obligation of Sublessor in accordance with its terms. Each of the persons executing this instrument on behalf of the Sublessee hereby covenant and warrant that the Sublessee is a duly existing and valid Delaware corporation qualified to do business in Massachusetts, that Sublessee has duly executed and delivered this Sublease, that the execution and delivery of, and the performance by Sublessee of its obligations under this Sublease are within the powers of Sublessee and have been duly authorized by all requisite action, and that the Sublease is a valid and binding obligation of Sublessee in accordance with its terms. For all purposes in this Sublease, the word “including” shall be construed to include the words “without limitation”. All exhibits to this Sublease are a part of this Sublease and are hereby incorporated herein by reference. This Sublease may be executed by electronic signatures, each of which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature. This Sublease may be executed in multiple counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another file sent by email) which shall together constitute a single document. Any executed counterpart of this Sublease delivered by PDF, DocuSign or another file sent by email shall be equally effective as an original counterpart for all purposes. The submission of drafts of this document for examination and negotiation does not constitute an offer, or the acceptance of an offer, and, subject to Section 13.11 below, this Sublease shall not be binding upon the Sublessor or Sublessee unless and until the Sublessor shall have executed and delivered a fully executed copy of this Sublease to the Sublessee.
13.8    NO RECORDING
Sublessee agrees not to record this Sublease or any notice thereof.
13.9    NOTICES
Whenever by the terms of this Sublease notice, demand or other communication shall or may be given, either to Sublessor or to Sublessee, the same shall be adequately given if in writing and delivered by hand or sent by registered or certified mail, postage prepaid or by a reputable overnight delivery service:
If intended for Sublessor, at the Mailing Address of Sublessor set forth in Section 1.1, and at all times with a courtesy copy to David L. Wiener, Esq., Anderson & Kreiger LLP, 50 Milk Street, 21st Floor, Boston, Massachusetts 02109 (or to such other address or addresses as may from time to time hereafter be designated by Sublessor by like notice).
If intended for Sublessee, addressed to it prior to the Commencement Date at the Present Mailing Address of Sublessee set forth in Section 1.1, and after the Commencement Date, at the Mailing Address of Sublessee as of the Commencement Date set forth in Section 1.1 (or to such other address or addresses as may from time to time hereafter be designated by Sublessee by like notice).
All such notices shall be effective upon receipt or refusal to receive.

13.10    SECURITY DEPOSIT
    Within two (2) business days after the date that Prime Lessor delivers its written consent to this Sublease, Sublessee shall deliver the Security Deposit to Sublessor in the form of a clean, irrevocable, non-documentary and unconditional letter of credit in the amount of the Security Deposit in the form attached hereto as Exhibit D (the “Letter of Credit”) issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking and drawing purposes in Boston, Massachusetts or other location provided such bank allows drawing by facsimile (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody's Investors Service and “AA” or better by Standard & Poor’s Ratings Service (and is not on credit-watch with negative implications), and has combined capital, surplus and undivided profits of not less than $1,000,000,000. The Letter of Credit shall (i) name Sublessor as beneficiary, (ii) be in the amount of the Security Deposit, (iii) have a term of not less than one year, (iv) permit multiple drawings, (v) be fully transferable by Sublessor multiple times without the consent of Sublessee and without the payment of any fees or charges, (vi) be payable to Sublessor or an authorized representative of Sublessor upon presentation of only the Letter of Credit and a sight draft and a certification of Sublessor (acceptable to Sublessor in its sole discretion) as to the existence of an Event of Default of Sublessee, and (vii) otherwise be in form and content reasonably satisfactory to Sublessor. Notwithstanding anything in this Sublease to the contrary, and without affecting or delaying the Commencement Date, the date upon which Rent commences, or any other terms or provisions of this Sublease, Sublessee may not use, enter upon, or occupy the Premises until Sublessee has delivered the Letter of Credit to Sublessor. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Sublessee and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term through the date that is at least ninety (90) days after the last day of the Term of this Sublease, unless the Issuing Bank sends a notice (the “Non-Renewal Notice”) to Sublessor by certified mail, return receipt requested, not less than thirty (30) days prior to the then-current expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit. Sublessor shall have the right to draw on the Letter of Credit upon any default of Sublessee under this Sublease beyond any applicable notice and cure period and to hold and apply the cash proceeds of the Letter of Credit. Sublessor shall have the right, upon receipt of a Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Section 13.10. The Letter of Credit shall state that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Boston, Massachusetts or other location by facsimile. The Letter of Credit shall be subject in all respects to the International Standby Practices current as of the date of this Sublease, International Chamber of Commerce Publication No. 590. Sublessee shall cooperate, at Sublessee’s expense, with Sublessor to promptly execute and deliver to Sublessor any and all modifications, amendments and replacements of the Letter of Credit, as Sublessor may reasonably request to carry out the intent, terms and conditions of this Section 13.10.
13.11    PRIME LESSOR CONSENT
This Sublease is subject to the consent of Prime Lessor, and Sublessee acknowledges and agrees that this Sublease shall convey no rights to Sublessee until the Prime Lessor has given its written consent hereto in accordance with the terms of the Prime Lease. If the Prime Lessor’s consent is not obtained to this Sublease on or before forty-five (45) days after the Execution Date (the “Consent Deadline”), then

Sublessee may terminate this Sublease upon five (5) business days’ written notice to the Sublessor given any time following the Consent Deadline (unless Prime Lessor delivers the consent during such five (5) business day period, in which case such termination notice shall be null and void and of no force and effect), and this Sublease shall terminate automatically upon expiration of such five (5) business day notice period. Sublessor shall be responsible for paying all costs and expenses payable to Prime Lessor under the Prime Lease in connection with obtaining such consent. Sublessor shall not be liable to Sublessee for the failure or refusal of Prime Lessor to consent to this Sublease.

[Signature Page Follows]

EXECUTED under seal, in any number of counterpart copies, each of which counterpart copies shall be an original for all purposes, as of the Execution Date.

SUBLESSOR:	FINCH THERAPEUTICS, INC.

	By	/s/ Marc Blaustein
	Name:	Marc Blaustein
	Its:	Chief Operating Officer

SUBLESSEE:	BLUEBIRD BIO, INC.

	By	/s/ Tom Provencher
	Name:	Tom Provencher
	Its:	Vice President, Operations